Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Charles Marentette, Senior Director of Investor Relations
(612) 291-6184 or charles.marentette@bestbuy.com

Best Buy’s First-Quarter Net Earnings
Rise to $170 Million,
or $0.51 per Diluted Share

Company Raises Guidance for Fiscal 2006 Diluted EPS to a New Range of $3.10 to $3.25

First-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

		Quarter Ended
	May 28, 2005	May 29, 2004 (As Reported)[1]	May 29, 2004 (As Adjusted)[2]
Revenue	$6,118	$5,479	$5,479
Comparable store sales % gain[3]	4.4%	8.3%	8.3%
Gross profit as % of revenue	25.5%	23.9%	23.9%
SG&A as % of revenue	21.6%	20.6%	21.2%
Operating income as % of revenue	3.9%	3.4%	2.7%
Diluted EPS	$0.51	$0.34	$0.28

1 Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on operating income or net earnings.

2 As-adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal 2005.  The as adjusted financial data is considered a non-GAAP financial measure and is not preferable to GAAP financial data.  However, the company believes this information provides comparability of our fiscal 2006 financial results, which include stock-based compensation expense, with the results for the prior year.

3 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

NOTE: Supplemental business segment information for fiscal 2005, including the impact of accounting changes made at the end of fiscal 2005, is available on the company’s Web site at www.BestBuy.com under “For Our Investors.”

MINNEAPOLIS, June 14, 2005 – Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $170 million, or $0.51 per diluted share, for the first quarter, which ended on May 28, 2005. First-quarter net earnings increased 85 percent year-over-year as compared to $92 million, or $0.28 per diluted share, had Best Buy expensed stock-based compensation previously. The company’s earnings for the first quarter of fiscal 2006 significantly exceeded the mean analysts’ estimate of $0.30 per diluted share.

“We are extremely pleased with the first-quarter results, which exceeded our expectations on several dimensions, including revenue growth, the gross profit rate and results at stores converted to our customer-centric operating model,” said Brad Anderson, vice chairman and CEO of Best Buy. “The common denominator was outstanding execution by our employees, who continue to drive the transformation of our business model.”

North America’s leading consumer electronics retailer reported that revenue increased 12 percent to $6.1 billion, driven by the opening of new stores and a comparable store sales gain of 4.4 percent. U.S. Best Buy stores reported revenue of $5.5 billion and a first-quarter comparable store sales gain of 4.5 percent, reflecting a higher average ticket. The company’s international stores, comprised of Future Shop and Best Buy stores in Canada, generated revenue of $626 million and a comparable store sales gain of 3.0 percent for the quarter. Magnolia Audio Video stores reported revenue of $30 million, including a comparable store sales gain for the quarter of 1.4 percent.

The company saw the largest increase in customer spending on MP3 players, digital TVs, video games, digital cameras and notebook computers. These strong-selling product categories more than offset the impact of declining product categories, such as desktop computers, analog televisions and cellular phones. “By empowering our employees to focus on our customers’ needs and lifestyles, we continue to generate solid, profitable revenue growth with existing and new customers,” Anderson said.

As shown below, Best Buy’s revenue mix for the first quarter of fiscal 2006 reflected an increase from the consumer electronics product group:

Summary of Product Revenue Mix

	First Quarter Ended
Product Group	May 28, 2005	May 29, 2004
Consumer Electronics	40%	38%
Home Office	34%	36%
Entertainment Software	20%	20%
Appliances	6%	6%
Total	100%	100%

Note: All periods presented reflect the reclassification of MP3 players into the consumer electronics product group from the home office product group.

The consumer electronics product group, which represented 40 percent of revenue for the quarter, posted a high-single-digit comparable store sales gain for the quarter and led the company’s results again.  Within this group, digital televisions enjoyed strong double-digit comparable store sales growth as customers continued to experience the benefits of this platform, resulting in unit increases that more than offset lower average selling prices. U.S. Best Buy stores reset their digital TV departments last fall in anticipation of the trend, offering an expanded assortment and new, more effective displays. In addition, the company completed its migration to an employee model for its U.S. home theater installation business during the quarter (rather than using third parties), in order to improve its control of the customer experience. Total television comparable store sales grew by the high-single digits as digital television gains were partially offset by declines from analog TVs. The consumer electronics product group continued to be supported by triple-digit gains in comparable store sales from MP3 players, which benefited from better in-stock levels, and double-digit growth in digital imaging, reflecting expanded assortments as well as new displays installed last fall. The results from these strong growth areas were partially offset by declines in comparable store sales for satellite TV systems and certain audio products.

Appliances represented 6 percent of revenue and reported a comparable store sales gain in the mid-single digits.  The growth from the appliances product group was led by mid-single-digit comparable store sales growth in major appliances, reflecting an expansion of the company’s improved appliance assortments and labor model to more stores.

Home office products, representing 34 percent of the quarter’s revenue, reported a modest comparable store sale gain for the first quarter. Low-double-digit comparable store sales increases for notebook computers reflected expanded assortments and more effective serpentine displays; these results were partially offset by comparable store sales declines in monitors and desktop computers as well as cellular phones. During the quarter, Best Buy’s store locations collectively added more than 1,500 Geek Squad agents as more consumers look for computer support at home or inside Best Buy stores.

The entertainment software product group, which comprised 20 percent of revenue for the first quarter, rose slightly on a comparable store sales basis. Solid double-digit growth in video gaming products, driven by the launch of Playstation Portable, was offset by comparable store sales declines in revenue from DVDs and CDs. During the quarter, the company began offering tailored market assortments in entertainment software as well as select other product categories.

During the first quarter of fiscal 2006, the company opened 11 U.S. Best Buy stores, including two 45,000-square-foot stores, seven 30,000-square-foot stores and two stores in its 20,000-square-foot format.  The company also opened two Canadian Best Buy stores and one Future Shop store in its international segment.  At the end of the first quarter, the company operated 679 U.S. Best Buy stores, 20 Magnolia Audio Video stores, 32 Canadian Best Buy stores and 115 Future Shop stores. In the past 12 months, the company opened 80 new stores and closed three stores.

An Improved Gross Profit Rate Drives Earnings Increase

The gross profit rate for the first quarter was 25.5 percent of revenue, up from a gross profit rate of 23.9 percent of revenue for the first quarter of the prior year. The gross profit rate improvement for the quarter was better than expected because of a more modest promotional environment, improved product model transitions and supply chain benefits related to pricing, global sourcing and private label initiatives. Compared with the prior year, the company’s gross profit rate also benefited from an increase of higher-margin services in the revenue mix and the conversion of more segmented stores to the customer-centric operating model.

The company’s selling, general and administrative expenses rate was 21.6 percent of revenue for the first quarter compared with 21.2 percent for the prior year’s first quarter. The increase in the SG&A rate was driven by planned investments in accelerating customer centricity, a higher mix of services and an increase in costs associated with store relocations. However, the expense rate benefited from leverage associated with better-than-expected revenue growth and the timing of certain items.

The company reported net interest income of $13 million for the first quarter of fiscal 2006, a $13 million improvement versus the same period last year, driven by higher interest rates, increased short-term investments and the repayment in June 2004 of a portion of the company’s convertible debt.

The company’s effective income tax rate declined to 32.5 percent for the first quarter of fiscal 2006, compared with 38.1 percent for the same period one year ago. The decline was due primarily to higher levels of tax-exempt interest, increased income tax benefits associated with foreign operations and the resolution of certain federal and state income tax matters.

The company reported that it now expects its annual effective income tax rate for fiscal 2006 to be 34.5 percent to 35.0 percent, compared with previous guidance of 36.5 percent to 37.0 percent. The anticipated decline in the annual effective income tax rate was primarily related to higher levels of tax-exempt interest and increased income tax benefits associated with foreign operations.

Segmented Stores’ Performance Continues to Lead Chain

U.S. Best Buy stores converted to the customer-centric operating model last October continued to deliver twice the comparable store sales gain and a higher gross profit rate when compared with other U.S. Best Buy stores. In addition, these segmented stores made progress with their operating expense structure.

“Consumers are responding well to the change in how our employees engage with them and suggest solutions that fit their individual lifestyle,” Anderson said. “Moreover, we continue to improve in our execution of the new business model. This work is driving changes in everything from our supply chain to our service offerings to our marketing programs. While making such sweeping changes is difficult, we believe it helps differentiate Best Buy in the marketplace.”

On June 3, 2005, Best Buy announced customized “store-within-a-store” experiences for small business owners and/or home theater enthusiasts at 45 stores. The company said it remains on track to open or convert a total of 150 to 200 segmented stores during fiscal 2006. In addition, it continues to provide all other stores with elements of the new business model.

“The customer-centric cycle now is how we do business, and that work is so much broader than simply the segmented stores,” said Anderson. “All of our employees are empowered to find new ways to create a differentiated, end-to-end shopping experience for customers.”

Company Raises EPS Guidance for Fiscal 2006

The company raised its earnings guidance for fiscal 2006 to a new range of $3.10 to $3.25 per diluted share, up from the prior guidance of $2.95 to $3.10 per diluted share for fiscal 2006.  The company reported that it continues to expect revenue for the fiscal year of approximately $30 billion, including a comparable store sales gain of 4 percent to 5 percent. Darren Jackson, executive vice president - finance and chief financial officer, said, “Our business outlook for the balance of the fiscal year remains upbeat. This new range is a function of the outstanding results of the first quarter and a reduced effective income tax rate for the fiscal year. Additionally, our intent with the new earnings range is to maintain flexibility for potentially larger investments in our transformation, including segmenting more stores, opening more new stores and enhancing our services business. The revised earnings guidance reflects a certain degree of conservatism, but we are mindful that we have the majority of the year’s earnings in front of us.”

The company also provided its initial earnings guidance for the fiscal second quarter. The company set an earnings range of $0.51 to $0.56 per diluted share. This range assumed a comparable store sales gain of approximately 4 percent; a modest improvement in the operating income rate compared to last year, driven by a higher gross profit rate, partially offset by higher expenses (associated with the expansion of the services business, the timing of certain expenses and additional segmented stores); and, finally, a lower effective income tax rate.

“We remain very enthusiastic about the opportunity to derive earnings growth from services expansion, new stores, supply chain efficiencies, IT cost reductions and other enhancements as we transform our business model,” Jackson said.

Best Buy Repurchases $207 Million in Stock

During the first quarter, Best Buy repurchased 4,033,368 shares of its common stock at an average price of $51.35 per share for a total of $207 million. At the end of the first quarter of fiscal 2006, the company had $1.4 billion remaining under the $1.5 billion authorization for share repurchases. The company previously reported that it repurchased 3,837,291 shares of its common stock at an average price of $52.09 per share in fiscal 2005.

The company on May 11, 2005, paid a first-quarter dividend of 11 cents per share, a 10-percent increase compared with the dividend paid in the prior year’s first quarter.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. EDT on June 14, 2005. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 840 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

Domestic First-Quarter Performance Summary1

(U.S. dollars in millions)

	May 28, 2005	Quarter Ended May 29, 2004 (As Reported)[2]	May 29, 2004 (As Adjusted)[3]
Revenue	$5,492	$4,980	$4,980
Comparable store sales % gain[4]	4.5%	8.4%	8.4%
Gross profit as % of revenue	25.7%	24.1%	24.1%
SG&A as % of revenue	21.3%	20.2%	20.9%
Operating income	$242	$190	$156
Operating income as % of revenue	4.4%	3.8%	3.1%

1 The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

2 Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

3 As-adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied SFAS No. 123 in fiscal 2005.

4 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.

NOTE: Supplemental business segment information for fiscal 2005, including the impact of accounting changes made at the end of fiscal 2005, now is available on the company’s Web site at www.BestBuy.com under “For Our Investors.”

International First-Quarter Performance Summary1

(U.S. dollars in millions)

	May 28, 2005	Quarter Ended May 29, 2004 (As Reported)[2]	May 29, 2004 (As Adjusted)[3]
Revenue	$626	$499	$499
Comparable store sales % gain[4]	3.0%	7.2%	7.2%
Gross profit as % of revenue	23.5%	22.5%	22.5%
SG&A as % of revenue	24.0%	23.8%	24.0%
Operating loss	$(3)	$(6)	$(7)
Operating loss as % of revenue	(0.5)%	(1.3)%	(1.4)%

1 The international segment is comprised of Future Shop and Best Buy operations in Canada.

2 Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

3 As-adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied SFAS No. 123 in fiscal 2005.

4 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	May 28, 2005	May 29, 2004 (As Reported)	May 29, 2004 (As Adjusted)[1]
Revenue	$6,118	$5,479	$5,479
Cost of goods sold	4,560	4,168	4,168
Gross profit	1,558	1,311	1,311
Gross profit %	25.5%	23.9%	23.9%
Selling, general and administrative expenses	1,319	1,127	1,162
SG&A %	21.6%	20.6%	21.2%
Operating income	239	184	149
Net interest income	13	—	—
Earnings before income tax expense	252	184	149
Income tax expense	82	70	57
Effective tax rate	32.5%	38.1%	38.1%
Net earnings	$170	$114	$92

Basic earnings per share	$0.52	$0.35	$0.28

Diluted earnings per share	$0.51	$0.34	$0.28

Dividends declared per common share	$0.11	$0.10	$0.10

Basic weighted average common shares outstanding (in millions)	327.5	324.7	324.7

Diluted weighted average common shares outstanding (in millions)	336.8	335.7	331.7

1 As-adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal 2005.

– Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	May 28,	May 29,
	2005	2004
ASSETS
Current assets
Cash & cash equivalents	$604	$250
Short-term investments	2,002	1,820
Receivables	350	371
Merchandise inventories	3,266	2,915
Other current assets	383	246
Total current assets	6,605	5,602
Net property & equipment	2,456	2,239
Goodwill	507	467
Tradename	40	37
Long-term investments	113	—
Other assets	178	205
TOTAL ASSETS	$9,899	$8,550

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,047	$2,611
Accrued liabilities	1,504	1,358
Current portion of long-term debt	14	369
Total current liabilities	4,565	4,338
Long-term liabilities	373	251
Long-term debt	530	477
Shareholders’ equity	4,431	3,484
TOTAL LIABILITIES &
SHAREHOLDERS’ EQUITY	$9,899	$8,550

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